GREAT-WEST LIFECO INC.

                                     RELEASE



                                                                         TSX:GWO

           Great-West Lifeco announces senior management appointments

Winnipeg, Dec. 15, 2005... Great-West Life & Annuity Insurance Company (a subsidiary of Great-West Lifeco Inc.) today announced that William T. McCallum will retire as President and CEO on Dec. 31, 2005, after a distinguished 41-year career with Great-West.

Mr. McCallum has been appointed Vice-Chairman of the Board of Great-West Life & Annuity (GWL&A) effective Jan. 1, 2006 and will continue as a Director of GWL&A, and as a Director of Lifeco.

Raymond L. McFeetors has been appointed President and Chief Executive Officer of GWL&A effective Jan. 1, 2006. Mr. McFeetors will continue to serve as President and CEO of the The Great-West Life Assurance Company, London Life Insurance Company, and The Canada Life Assurance Company, as well as Great-West Lifeco Inc.

Two other senior management appointments were also announced, effective immediately. William L. Acton, currently Executive Vice-President, Europe is appointed President and Chief Operating Officer, Europe. Denis J. Devos, currently Executive Vice-President, Individual Insurance & Investment Products, is appointed President and Chief Operating Officer, Canada.

Great-West Lifeco Inc. is a financial services holding company with interests in the life insurance, health insurance, retirement savings and reinsurance businesses. The Company has operations in Canada and internationally through The Great-West Life Assurance Company, London Life Insurance Company and The Canada Life Assurance Company, and in the United States through Great-West Life & Annuity Insurance Company. Lifeco and its companies have more than $174 billion in assets under administration. Lifeco is a member of the Power Financial Corporation group of companies.

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For more information contact:
Canada: Marlene Klassen, Director, Media & Public Relations (204) 946-7705 United States: Lisa Gigax, Director, Corporate Affairs (303) 737-6290


                 100 Osborne Street North, Winnipeg, MB Canada R3C 3A5
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                 A member of the Power Financial Corporation group of companies.